Exhibit 99.1

Zoned Properties Announces Entry into Definitive Agreements for Sale of 100% of Company Assets and Operations,
Positioning for Significant Shareholder Value Return

SCOTTSDALE, Ariz., January 20, 2026 /AccessWire/ -- Zoned Properties®, Inc. (“Zoned Properties” or the “Company”) (OTCQB: ZDPY), a technology-driven property investment company for emerging and highly regulated industries, including legalized cannabis, today announced that the Company has entered into multiple definitive agreements for the sale and liquidation of 100% of Zoned Properties’ assets and operations.

Transaction Highlights:

●	The Company has formed a Special Transactions Committee consisting of its three independent directors that has negotiated and overseen the transactions on behalf of shareholders.

●	The definitive agreements include (i) a short-term exclusive option for the sale of the Chino Valley, Green Valley, and Kingman properties in Arizona (the “CGK Properties Option”) for $9 million; and (ii) an asset purchase agreement with Zoned Properties’ management team for a management buyout of all remaining assets and operations (the “MBO APA”) for $7 million.

●	The definitive agreements contemplate the sale and liquidation of 100% of the Company’s assets and operations for a gross sale price of $16 million. Additionally, if the CGK Properties Option is not exercised by the optionee, then Zoned Properties’ management team has agreed to include those properties in the MBO APA at the same valuation.

●	The Special Transactions Committee plans to engage a third party expert to complete a fairness opinion related to the MBO APA.

●	The MBO APA is subject to shareholder approval. The Company expects to hold a shareholder meeting to approve the MBO APA in the coming months.

●	Assuming that the MBO APA is approved by shareholders, the sale and liquidation of the Company’s assets and operations is expected to take place by the end of the calendar year.

●	Assuming that the MBO APA is approved by shareholders and the Company can successfully sell and liquidate 100% of the Company’s assets and operations, the Company expects to pay off any remaining debt, settle any remaining accounts and agreements, liquidate the Company’s outstanding preferred shares, and then distribute the net available balance of cash to shareholders as a return of capital through a special dividend.

●	Assuming that the MBO APA is approved by shareholders and the Company can successfully sell and liquidate 100% of the Company’s assets and operations, the Board of Directors intends to subsequently complete a reverse merger or other transaction involving the public company.

Management Commentary:

“Over the past decade, Zoned Properties has worked to pioneer real estate services and development in the emerging and regulated cannabis industry,” said Bryan McLaren, Chief Executive Officer of Zoned Properties. “While we have built a strong organization that has surpassed many milestones, the challenges of operating as a public company in the cannabis space have limited our ability to deliver direct value to our shareholders. We believe that liquidating the Company’s assets and operations and returning substantial capital to shareholders through a special dividend represents the optimal path forward to reward our loyal investors.”

“Following an exhaustive review of the Company’s strategic alternatives in a challenging industry environment, the Special Transactions Committee has concluded that the planned liquidation of the Company’s assets and operations is in the best interests of the Company’s shareholders and will maximize shareholder value,” said Cole Stevens, Independent Director and Chair of the Special Transactions Committee of Zoned Properties. “We are confident that these transactions will deliver the greatest possible value to shareholders, compared to any other available option.”

About Zoned Properties, Inc. (OTCQB: ZDPY):

Zoned Properties Inc. (“Zoned Properties” or the “Company”) (OTCQB: ZDPY) is a technology-driven property investment company focused on acquiring value-add real estate within the regulated cannabis industry in the United States.

Headquartered in Scottsdale, Arizona, Zoned Properties is redefining the approach to commercial real estate investment through its standardized investment process backed by its proprietary property technology. Zoned Properties has developed a national ecosystem of real estate services to support its real estate development model, including a commercial real estate brokerage and a real estate advisory practice. With a decade of national experience and a team of experts devoted to the emerging cannabis industry, Zoned Properties addresses the specific needs of a modern market in highly regulated industries. The Company targets commercial properties that face unique zoning or development challenges, identifies solutions that can potentially have a major impact on their commercial value, and then works to acquire the properties while securing long-term, absolute-net leases.

Zoned Properties targets commercial properties that can be acquired and rezoned for specific purposes, including the regulated and legalized cannabis industry. It does not grow, harvest, sell or distribute cannabis or any substances regulated under United States law such as the Controlled Substance Act of 1970, as amended. For more information, call 877-360-8839 or visit www.ZonedProperties.com.

X: @ZonedProperties

LinkedIn: @ZonedProperties

Safe Harbor Statement

This press release contains forward-looking statements. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Investor Relations

Zoned Properties, Inc.

Bryan McLaren

Tel (877) 360-8839

Investors@zonedproperties.com

www.zonedproperties.com